EXHIBIT 99.1

PROSPECTUS SUPPLEMENT                                REGISTRATION NO.  333-92613
(To Prospectus dated March 12, 2002)                                   333-95807



                          [TELECOM HOLDRS LOGO OMITTED]


                        1,000,000,000 Depositary Receipts
                            Telecom HOLDRS (SM) Trust

         This prospectus supplement supplements information contained in the prospectus dated March 12, 2002 relating to the sale of up to 1,000,000,000 depositary receipts by the Telecom HOLDRS (SM) Trust.

         The share amounts specified in the table on page 12 of the base prospectus shall be replaced with the following:

                                                                                     Share         Primary
                              Name of Company                         Ticker        Amounts    Trading Market
           ---------------------------------------------------        ------        -------    --------------
              ALLTEL Corp.                                              AT             2            NYSE
              AT&T Corp.(1)                                             T              5            NYSE
              AT&T Wireless Services                                   AWE           8.045          NYSE
              BCE Inc.                                                 BCE             5            NYSE
              BellSouth Corp.                                          BLS            15            NYSE
              Broadwing Inc.                                           BRW             2            NYSE
              CenturyTel, Inc.                                         CTL             1            NYSE
              Level 3 Communications, Inc.                             LVLT            3           NASDAQ
              Nextel Communications, Inc.                              NXTL            6           NASDAQ
              Qwest Communications International Inc.                   Q          12.91728         NYSE
              SBC Communications Inc.                                  SBC            27            NYSE
              Sprint Corporation-FON Group                             FON             6            NYSE
              Sprint Corporation-PCS Group                             PCS             6            NYSE
              Telephone and Data Systems, Inc.                         TDS             1            AMEX
              Verizon Communications                                    VZ           21.76          NYSE

              --------------------

              (1) As a result of AT&T Corp.'s spin off of its broadband business, which merged with Comcast Corporation, for the 25 shares of AT&T Corp. previously included in each round lot of 100 Telecom HOLDRS, the Bank of New York received 8.0875 shares of Comcast corporation and distributed these shares at a rate of
              0.080875 per Telecom HOLDR to holders of record on November 26, 2002. Comcast Corporation was not added as an underlying security of the Telecom HOLDRS because Comcast Corporation had a different Global Industry Classification Standard sector classification than each of the underlying securities represented in the Telecom HOLDERS at the time of the distribution.

         The share amounts listed in the table above reflect all previous stock splits, dividends and business combination transactions.

            The date of this prospectus supplement is March 31, 2003.